Exhibit 99.1

Press Release issued by Natrol, Inc., dated June 13, 2003.

Natrol’s Innovative Complete Balance AM/PM Formula for Menopause Outpaces Fast Growing Natural Menopause Category - Corrected

June 13, 2003 2:25:00 PM ET

CHATSWORTH, Calif., June 13 /PRNewswire-FirstCall/ — In a June 3, 2003 press release, Natrol, Inc. NTOL, a marketer and manufacturer of dietary supplements reported that “Natrol Complete Balance AM/PM Formula for Menopause has experienced a 124 percent sales increase* versus the category of natural products for menopause, which grew 13.4 percent.” The data supporting this statement consists of retail sales data generated by Information Resources, Inc. (IRI) for the 52-week period ending April 29, 2002 as compared to the 52-week period ending April 29, 2003. In its tracking of the Women’s Menopausal Health category data, IRI tabulated point of sales information from selected food, drug and mass merchant accounts. The study does not include Wal-Mart or many smaller retailers that sell products in other classes of trade such as the health food retailers. As such it is limited in scope and the results may not be indicative of industry trends as a whole.

The Women’s natural menopause product category, as defined by Information Resources, Inc. (IRI) in its statistical database of retail product scans, accounted for $30 million in retail sales for the most recent period measured. Within the IRI study, Natrol Complete Balance AM/PM Formula outpaced the category’s growth with sales of approximately $872,000 at retail prices during the 52-week period used by IRI. Natrol’s actual sales of the Complete Balance AM/PM Formula increased approximately 90% during the last 12 months, from $824,000 during the 12 months ended May 31, 2002 to $1.6 million for the 12 months ended May 31, 2003.

Natrol Complete Balance AM/PM Formula for Menopause is a popular choice for many of the millions of women who are rethinking their menopause management. Synergistically formulated to address both daytime and nighttime symptoms, Natrol Complete Balance AM/PM contains black cohosh and soy isoflavones, both researched and validated natural ingredients in addressing menopause discomforts.

Complete Balance AM/PM is part of Natrol’s line of natural nutritional products specifically formulated for women (an industry first, launched in 1998), and provides natural ingredients demonstrated to help alleviate hot flashes, support balanced moods, and reduce night sweats. Melatonin in the PM formula promotes restful sleep(1).

Under the leadership of CEO and founder Elliott Balbert, Natrol has a distinguished record of developing nutritional products designed to help individuals optimize their health and well-being. For more information about Natrol, Inc, visit www.natrol.com

The statements made in this press release which are not historical facts including statements regarding expectations for future growth of revenue and profits and trends concerning net sales, in particular sales of the Natrol Complete Balance AM/PM formula, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. As a result of a number of factors, including the factors described above that Natrol may not currently foresee, Natrol’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause Natrol’s actual results to differ materially from those set forth in the forward-looking statements include adverse trends in the dietary supplements industry, intense competition, the Company’s industry generally, the Company’s dependence on the introduction of successful new products, the Company’s ability to gain market share and shelf space in each of its distribution channels, as well as those factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and in the Company’s other filings with Securities and Exchange Commission.

* IRI, 52 week FDMx data

(1)          These statements have not been evaluated by the Food and Drug Administration.  This product is not intended to diagnose, treat, cure or prevent any disease.